Exhibit 10.34

John Moss

Intraware, Inc.

25 Orinda Way

Orinda, CA 94563

Dear John:

As a valuable member of the Internal Control Project Steering Committee, I would like to thank you on behalf of Intraware.  The talent and dedication you bring to the team will determine Intraware’s success in the Internal Control Project.

The extraordinary service you are providing above your normal job duties is appreciated.  Intraware would like to acknowledge that service in the form of a bonus to you.

Following is:

•                  your total target payout amount

•                  your list of deliverables to be completed or milestones to be achieved for payout

•                  the due date for the deliverable

•                  the percentage of the total target payout amount to be paid at each payout date

•                  the payout amount for each payout date

•                  the anticipated date of the payout should the objective be met and measurements completed

Total target bonus amount:               $15,000.00

Deliverables to be Completed or Milestones to be Achieved	Due Date	Payout Percent	Payout Amount	Anticipated Payout Date
Legal & Board of Directors portion of Environmental Assessment, Sales Fraud and Financial Reporting cycles (complete and in policyIQ)	11/30/04	75%	$11,250.00	3/15/05
Develop and Implement Department Governance Plan consistent with Environmental Assessment and overall Corporate Governance Initiative	2/28/05	“	“	“
Round 1 and Round 2 operating effectiveness testing completed. Successfully meet all project deliverables through Q306.	9/30/05	25%	$3,750.00	10/15/05
Update Policy IQ information as needed throughout Q306.	9/30/05	“	“	“

We expect success in all areas.  However, payout for the bonus is not an “all or nothing” condition.  Should deliverables not be completed or milestones not be achieved, payout will be determined by amount of control you had in the outcome of a deliverable or milestone, percentage of task accomplished, as well as other factors.  Intraware retains the right, at the discretion of the CFO and the HR Director, to determine the amount of payout in these cases.

You must be employed at Intraware at the time of the payout in order to receive the bonus.

Again, thank you for your commitment to this project and to Intraware.

Sincerely,

/s/ MELINDA ERICKS

Melinda Ericks
Director, Human Resources